                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                     Computation of Net Earnings per Share


Net earnings per share - basic and Net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                    For the Quarter            For the Six Months
                                                     Ended June 30,              Ended June 30,
                                                   1998          1997          1998          1997
                                                ----------    ----------    ----------    ----------
                                        (In thousands, except share data)
Net Earnings                                      $10,183       $ 5,141       $17,936       $ 9,662

Average common shares outstanding                  13,670        12,798        13,670        11,990

Net earnings per share - basic                    $  0.74       $  0.40       $  1.31       $  0.80

Average common share equivalents outstanding       14,222        12,798        14,154        11,990

Net earnings per share - diluted                  $  0.73       $  0.40       $  1.27       $  0.80